Exhibit 3.2

AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP OF

COUCHE-TARD U.S. L.P.

A DELAWARE LIMITED PARTNERSHIP

Amended and Restated
Agreement of Limited Partnership
of
Couche-Tard U.S. L.P.,

a Delaware Limited Partnership

THIS AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) dated as of December 17, 2003 is entered into by and between 3055854 Nova Scotia Company, a Nova Scotia unlimited liability company, as general partner (the “General Partner”), Mac’s Convenience Stores Inc., an Ontario corporation (“Mac’s”), and Couche-Tard Inc., a Quebec corporation (“CTI,” and together with Mac’s and those other persons or entities who may be admitted from time to time as limited partners in accordance herewith, the “Limited Partners”) (the General Partner and the Limited Partners are collectively referred to as the “Partners”).

RECITALS

WHEREAS, Couche-Tard U.S. L.P. (f/k/a 9103-4793 Delaware LP, and hereinafter the “Partnership”) was formed as a limited partnership under the Revised Uniform Limited Partnership Act as enacted in Delaware (the “Act”) on April 27, 2001;

WHEREAS, pursuant to that certain Agreement of Limited Partnership dated as of June 22, 2001, as amended by Amendment No. 1 and as supplemented from time to time by revisions to Schedule A (the “Original Agreement”), the General Partner, Mac’s and CTI are all general partners of the Partnership and Mac’s is the sole limited partner of the Partnership;

WHEREAS, the Partners agree that it is in all of their interests for the General Partner to be the sole General Partner of the Partnership, for the general partner interests of Mac’s and CTI to be converted into interests as a limited partner (in the case of Mac’s, in addition to its existing interest as a limited partner) and for Mac’s and CTI to withdraw as general partners in the Partnership; and

WHEREAS, the Partners wish to amend the Original Agreement for the purpose of setting forth and consolidating the revised terms upon which the Partnership will be governed;

NOW, THEREFORE, in consideration of the mutual promises of the parties hereto, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby amend and restate the Original Agreement as follows:

ARTICLE 1

ORGANIZATION AND PURPOSE

1.1           Name:  The Partnership was formed as a limited partnership under Act on April 27, 2001 and its name was subsequently changed to that set forth in the next sentence. The name of the Partnership is “Couche-Tard U.S. L.P.” and all business of the Partnership shall be conducted under the name of the Partnership. The General Partner may change the Partnership’s name and, promptly thereafter, shall give notice to the Limited Partners thereof.

1.2           Purpose:  The purpose of the Partnership is to engage in any business that may be engaged in by a Delaware limited partnership, including holding fee simple, leasehold and other interests in properties located in the United States of America upon which, among other things, convenience stores and service stations are operated. The Partnership shall have the authority to do all things necessary or convenient to accomplish its purpose, including the authority to borrow monies, to enter into agreements and/or to engage in transactions with any Partner or any of their affiliates, or any natural or legal person or entity (each, a “Person”) in which any Partner has a financial interest.

1.3           Principal Place of Business:  The principal place of business of the Partnership shall be as determined from time to time by the General Partner and may be changed by the General Partner upon ten (10) days notice to each Limited Partner.

1.4           Schedule of Partners:  The residence or business addresses, capital count amounts and Percentage Interests of the General Partner and the Limited Partners are listed on Schedule A attached hereto. The General Partner shall revise such Schedule to reflect capital contributions to the Partnership and transfers of interests in the Partnership without the need to otherwise amend this Agreement.”

1.4           Term:  The Partnership’s term commenced upon the filing of its Certificate of Limited Partnership by the General Partner on April 27, 2001 and shall continue in full force and effect in perpetuity, except that the Partnership shall terminate upon the first to occur of any of the following events (“Termination Events”):

1.4.1        the obtaining of written consent to terminate the Partnership from (i) the General Partner and (ii) Limited Partner(s) owning a majority of the Percentage Interests (such written consent in clause (ii) being hereinafter referred to as the “Requisite Approval”);

1.4.2        the entry of judicial dissolution under Section 17-802 of the Act; and

1.4.3        an event of withdrawal (as specified in Section 17-402 of the Act) with respect to the General Partner (each, a “Withdrawal Event”); provided that it shall not be a Termination Event if, within 90 days of such Withdrawal Event, the Requisite Approval is obtained for a new general partner who assumes such position effective the date of the Withdrawal Event and undertake to file an Amendment to the Certificate of Limited Partnership reflecting such change in the General Partner.

1.5           Title to Partnership Property:  All property owned by the Partnership, whether real or personal, tangible or intangible, shall be owned by the Partnership as an entity, and no Partner, individually, shall have any ownership interest in any such property.

1.6           Fiscal Year:  The Partnership’s fiscal year shall terminate on the last Sunday in April in any calendar year.

ARTICLE 2

CAPITAL CONTRIBUTIONS AND
FINANCIAL OBLIGATIONS OF PARTNERS

2.1           Percentage Interests:  Schedule A attached hereto reflects each Partner’s Percentage Interest in the Partnership and its capital account.

2.2           Additional Capital Contributions:  From time to time the General Partner may call for additional capital contributions (“Additional Capital Contributions”) to be made by the Partners. The General Partner shall notify each Partner of any Additional Capital Contributions to be made and each Partner shall pay to the Partnership its share of such Additional Capital Contribution on or within thirty (30) days of the delivery of such notice. A Partner’s share of an Additional Capital Contribution shall be made in accordance with each Partners’ Percentage Interest as set forth on Schedule A. Except in the event of contributions in accordance with each Partner’s Percentage Interests, Schedule A will be revised upon any receipt of each such Additional Capital Contribution.

2.3           No Interest on Contributions:  No Partner shall be entitled to interest on his Capital Contribution.

2.4           Return of Capital Contributions:  No Partner shall be entitled to withdraw any part of his Capital Contribution or his Capital Account or to receive any distribution from the Partnership, except as specifically provided in this Agreement.

2.5           Liability of Limited Partners:  Except to the extent provided by applicable law, no Limited Partner shall be liable for any of the debts, liabilities, contracts or other obligations of the Partnership.

2.6           Liability of General Partner:  The General Partner is not personally liable to the Limited Partners for repayment of the Limited Partners’ Capital Contributions. The General Partner shall have unlimited liability for the debts, liabilities, obligations and losses of the Partnership. This

Agreement shall not be amended to limit such liability of the General Partner.

2.7           Withdrawal of Mac’s and CTI as General Partners:  Mac’s and CTI hereby withdraw as general partners of the Partnership and are admitted as Limited Partners. Furthermore, the Partners agree that the general partner interests previously held by Mac’s and CTI are hereby converted into interests as Limited Partners in the Partnership (in the case of Mac’s, in addition to the previously-existing interest as a Limited Partner.

ARTICLE 3

CAPITAL ACCOUNTS

ALLOCATIONS OF NET PROFITS AND NET LOSSES AND TAX MATTERS

3.1           Allocations of Profits and Losses:  Except as otherwise provided in this Agreement, profits and losses of the Partnership shall be allocated among the Partners in accordance with their Percentage Interests as set forth on Schedule A and their respective Capital Accounts shall be credited to reflect any profits allocated or capital contributions received, or debited to reflect any distributions or losses allocated.

ARTICLE 4

DISTRIBUTIONS

4.1           Distributions of Cash:  The General Partner, in its sole discretion, may distribute to the Partners cash held by the Partnership in excess of its operating requirements in accordance with the Partners’ Percentage Interests set forth on Schedule A.

ARTICLE 5

POWERS AND OBLIGATIONS OF THE PARTNERS

5.1           General Partner to Manage Business:

5.1.1        The General Partner shall make all investment, management and business decisions on behalf of the Partnership, and shall specifically have the authority to hire attorneys, accountants, and any other necessary consultants or employees. Except as otherwise specifically provided herein (including without limitation in Section 1.5 hereof), the Limited Partners shall not participate in or have any control over the Partnership’s business nor have any right or authority to act for or bind the Partnership. The Limited Partners hereby consent to the exercise by the General Partner of the powers conferred on it hereunder.

5.1.2        Notwithstanding the foregoing, the following acts by the Partnership shall require the Requisite Approval: (a) any amendment to the Partnership’s Certificate of Limited Partnership or this Agreement (other than administrative changes to Schedule A); (b) the dissolution of the Partnership under Section 1.5.1; (c) the merger by the Partnership with or into any other entity unless the Partnership is the surviving entity; (d) the sale of all or substantially all of the Partnership’s assets except upon dissolution pursuant to Sections 1.5.2 or 1.5.3; (e) the election or appointment of a General Partner; or (f) the doing of any act that would otherwise make it impossible to carry on the ordinary business of the Partnership.

5.1.3        The General Partner may be replaced upon obtaining the Requisite Approval.

5.1.4        The General Partner may by resolution appoint (i) officers of the Partnership and (ii) other persons who are authorized to act as “authorized signatories” or “authorized persons” (or positions having similar names), and such officers and other persons shall have such titles, duties and authority as is stated in such resolution. In the absence of a statement of such duties and authority, an officer shall have the same duties and apparent authority as would an officer with such title in a Delaware corporation comparable in size to the Partnership. Officers appointed in such manner shall hold their offices for such terms as are determined by the General Partner and shall hold office until their successors are appointed or they earlier resign or are removed by resolution of General Partner. Any officer may resign at any time upon written notice to the Partnership. Any vacancy occurring in any office for any reason may be filled by resolution of the General Partner. “Authorized Signatories” and similarly authorized persons (i) shall have the power and authority set forth in the applicable authorizing resolution, and (ii) unless the authorizing resolutions provide to the contrary, shall have the power and authority to do things ancillary or incidental to those set forth in the resolution. The Partners hereby ratify any and all persons heretofore authorized as “Authorized Persons” or “Authorized Signatories”.

5.2           Admission of New Partners:  Subject to the second and third sentences of Section 5.3, (a) an additional General Partner may be admitted to the Partnership upon receiving the Requisite Approval, and (b) additional Partners (including transferees) shall be required to execute such documents as may be prescribed from time to time by the General Partner to reflect the agreement by the applicable transferee units to be bound by the terms hereof and to assume the obligations and liabilities of its transferee, if any, and become a Limited Partner or General Partner, as applicable.

5.3           Transfer of Interest:  No Partner may sell, assign, or otherwise transfer all or any portion of its interest in the Partnership except (i) in the case of the General Partner, upon obtaining the Requisite Approval, and (ii) in the case of a Limited Partner, the consent of the General Partner and the consent of Limited Partners, if any, other than the Limited Partner seeking such consent, owning a majority of the Percentage Interests not owned by such transferring Limited Partner. Unless otherwise provided in the relevant conveyance documents or instruments, a sale, assignment or other transfer with respect to all of a Partner’s right, title and interest in and to all or a portion of its partnership interest shall convey the transferring Partner’s status as a “Limited Partner” or the “General Partner,” as applicable, of the Partnership with respect to the right, title and interest so conveyed. Unless otherwise provided, any consent of Partners to such a conveyance also shall be deemed a consent to the transferee’s admission as a Partner. Upon the transfer of a Partner’s interest in the Partnership, Schedule A shall be amended accordingly.

5.4           Voting of Partners:  A Partner may vote in person or by proxy when such Partner has voting rights in accordance herewith.

5.5           Other Interests of Partners:  Any Partner may engage in other businesses including businesses the nature of which are the same as or similar to or competitive with the business of this Partnership without any duty or obligation to offer any business opportunity to the Partnership or the Partners or to account to the Partnership or any of the Partners regarding the business opportunity or the profits derived from the business opportunity.

ARTICLE 6

DISSOLUTION AND LIQUIDATION

6.1           Dissolution:  The Partnership shall dissolve upon the first occurrence of any Termination Event.

6.2           Winding Up Affairs and Liquidation:  Upon the dissolution of the Partnership, the General Partner shall promptly notify all Partners of such dissolution, shall proceed with the liquidation of the assets of the Partnership by converting such assets to cash insofar as deemed practicable by the General Partner and shall wind up the affairs of the Partnership.

6.3           Distribution on Dissolution:  The proceeds of liquidation and other assets of the Partnership shall be applied and distributed in the following order of priority:

6.3.1        To the payment of debts and liabilities of the Partnership (including any loans and advances that may have been made by any of the Partners, or amounts owing to any of the Partners) and the expenses of liquidation;

6.3.2        To the setting up of any reserves that the General Partner may deem reasonably necessary for any contingent or unforeseen liabilities or obligations of the Partnership; and

6.3.3        Any balance then remaining shall be distributed to the Partners in accordance with the amounts remaining in their respective Capital Accounts or, if there is a zero balance in all of the Capital Accounts, then in accordance with their respective Percentage Interest. Each Partner shall look solely to the assets of the Partnership for the return of its Capital Contribution and shall have no right or power to demand or receive property other than cash from the Partnership. No Partner shall have priority over any other Partner as to the return of its Capital Contributions, distributions or allocations.

ARTICLE 7

FISCAL MATTERS

7.1           Books and Records:  The Partnership shall keep complete and up to date books and records at its office setting forth a true and accurate account of all business transactions arising out of and in connection with the conduct of the Partnership.

7.2           Tax Returns:  The General Partner shall cause the Partnership to file when due all federal, state and local income tax or information returns due under laws in force in the United States and to withhold and remit to the appropriate governmental agencies any amounts required to be paid under applicable laws and to file the necessary information forms, as required under Canadian law.

ARTICLE 8

EXCULPATION AND INDEMNIFICATION
OF GENERAL PARTNER

8.1           Indemnification of General Partner:  The Partnership shall indemnify and hold harmless the General Partner, and each officer, director, employee, agent and shareholder of the General Partner (each, an “Indemnitee”), from and against any loss, expense, damage or injury suffered or sustained by any of them by reason of any acts, omissions or alleged acts or omissions arising out of its activities on behalf of the Partnership or in furtherance of the interests of the Partnership, including but not limited to any judgment, award, settlement, reasonable attorneys’ fees and other costs or expenses incurred in connection with the defense of any actual or threatened actions, proceedings or claims if the acts, omissions or alleged acts or omissions upon which such actual or threatened actions, proceedings or claims are based were for a purpose reasonably believed by such Indemnitee to be in the best interests of the Partnership and did not constitute gross negligence or willful misconduct by such Indemnitee. This indemnity shall be limited to the assets of the Partnership and no Limited Partner shall have any personal liability on account of this indemnity.

ARTICLE 9

MISCELLANEOUS PROVISIONS

9.1           Notices:  Except as otherwise provided herein, any notice, consent, waiver, offer, request, or vote, required hereunder shall be delivered in a form deemed reasonable by the General Partner.

9.2           Applicable Law:  This Agreement shall be governed by, construed and enforced in accordance with the internal laws of the State of Delaware without regard to conflict of laws principles thereof.

9.3           Counterparts:  This Agreement may be executed in counterparts and all counterparts so executed shall constitute one Agreement binding on all the parties. It shall not be necessary for each party to execute the same counterparts.

9.4           Severability:  In case any one or more of the provisions contained in this Agreement or any application of the provisions shall be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions or the remaining applications shall not in any way be affected or impaired.

9.5           Captions:  The captions and headings in this Agreement are for convenience only and shall not be considered in interpreting any provision of this Agreement.

9.6           Binding Effect:  Except as otherwise provided to the contrary, this Agreement shall be binding upon, and inure to the benefit of, the Partners and their respective heirs, executors, administrators, successors and assigns.

9.7           Amendment:  Except as otherwise provided, this Agreement may be amended in whole or in part only by an agreement in writing signed by the General Partner and Limited Partners owning a majority of the Percentage Interests. An amendment so executed shall be binding on all of the Partners.

9.8           Schedules:  Schedules referred to in this Agreement, including Schedule A, are incorporated by reference into this Agreement.

9.9           Dollar Amounts:  All dollar amounts referred to in this Agreement are United States dollars.

ARTICLE 10

SPECIFIC TRANSACTIONS

10.1         Partnership Authority:  By the Partners’ execution and delivery of this Agreement, the General Partner specifically authorizes the Partnership to file all such documents, certificates or instruments which are required or desirable to establish or confirm that the Partnership will be taxed as a corporation for U.S. federal income tax purposes under the Internal Revenue Code of 1986, as amended, including under Treasury Regulation  §301.7701-3(c)(1), and not as a branch.

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

GENERAL PARTNER

In addition to agreeing to the terms hereof, by its
signature affixed below, the General Partner confirms
that it is the only general partner and that all other
general partners have withdrawn from the Partnership
and that such interests have been converted as set
forth in Section 2.7 hereof.

3055854 NOVA SCOTIA COMPANY

By:	/s/ Stéphane Gonthier
Name: Stéphane Gonthier
Title: Secretary

LIMITED PARTNERS

In addition to agreeing to the terms hereof, by its
signature affixed below, each of the Limited Partners
confirms that it has withdrawn as a general partner of
the Partnership and that such interests have been
converted as set forth in Section 2.7 hereof.

MAC’S CONVENIENCE STORES INC.

By:	/s/ Stéphane Gonthier
Name: Stéphane Gonthier
Title: Secretary

COUCHE-TARD INC.

By:	/s/ Stéphane Gonthier
Name: Stéphane Gonthier
Title: Secretary

Schedule A

Partner	Percentage Interest

General Partners:

3055854 Nova Scotia Company 1600 St. Martin Blvd. East Tower B, Suite 200 Laval Quebec H7G 4S7	0.00002%

Limited Partners:

Mac’s Convenience Stores Inc. 1600 St. Martin Blvd. East Tower B, Suite 200 Laval Quebec H7G 4S7	50%

Couche-Tard Inc. 1600 St. Martin Blvd. East Tower B, Suite 200 Laval Quebec H7G 4S7	50%

100%*

* Due to rounding, figures may not total exactly to 100%